Exhibit 99.1

MORTGAGE LOAN PARTICIPATION SALE AGREEMENT

THIS MORTGAGE LOAN PARTICIPATION SALE AGREEMENT (this “Agreement”) is entered into as of March 21, 2012 by and between The Citizens Bank of East Tennessee, a Tennessee state bank headquartered in Rogersville, TN (“Citizens”), and Old Town Bank, a North Carolina state bank headquartered in Waynesville, NC (“Old Town”).

WHEREAS, Citizens desires to transfer to Old Town, and Old Town desires to acquire from Citizens, on a servicing-retained basis, 100% participation interests (the “Participation Interests”) in 58 single (1-4) family mortgage loans identified on Exhibit A attached hereto and made a part hereof (the “Mortgage Loans”), upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the promises, mutual covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale of the Participation Interests. Citizens hereby agrees to sell to Old Town, and Old Town hereby agrees to purchase from Citizens, the Participation Interests (the “Sale”).

2. Servicing. Following the Sale, Citizens shall service and administer the Mortgage Loans for the benefit of Old Town (the “Servicing”).

3. Consideration. In consideration of the sale of the Participation Interests, Old Town shall pay Citizens the sum in cash of $ 4,971,459.82 (the “Purchase Price”).

4. Closing. The closing of the Sale (the “Closing”) shall take place at a mutually acceptable time and place on March 21,2012 (the “Closing Date”). At the Closing: (a) the parties shall execute one or more participation certificates and/or agreements dated as of the Closing Date providing such additional terms and conditions for the Sale and the Servicing of the Mortgage Loans as the parties shall mutually agree; (b) the parties shall exchange such other documents and instruments as may be necessary or desirable to effect the Sale; and (c) Old Town shall pay Citizens the Purchase Price by wire transfer of immediately available funds.

5. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Tennessee (without regard to its conflict of laws rules).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE CITIZENS BANK OF EAST TENNESSEE		OLD TOWN BANK

By:	/s/ Douglas Rehm	By:	/s/ Charles Umberger
	Douglas Rehm, President and CEO		Charles Umberger, President and CEO